UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2013

Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-14948	39-1506125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of principal executive offices, including zip code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Term Loan Agreement

On October 25, 2013, Fiserv, Inc. (the “Company”) entered into a Loan Agreement (the “Term Loan Agreement”) among the Company and the financial institutions party thereto. The Company borrowed $900 million under the Term Loan Agreement on October 25, 2013, and used the net proceeds of such term loan to repay outstanding borrowings under its Amended and Restated Credit Agreement, dated as of August 1, 2012, among the Company and the financial institutions party thereto (the “Revolving Credit Agreement”). After such payment, $75 million remains outstanding under the Revolving Credit Agreement.

The Company must repay the term loan in principal installments of $90 million on or before the last business day of December of each year, commencing on December 31, 2014, which installment payments may be reduced as a result of one or more voluntary prepayments, with a final payment of the unpaid principal balance due on October 25, 2018. Voluntary prepayments under the Term Loan Agreement are permitted at any time without fee, other than the reimbursement of customary breakage costs relating to LIBOR-based borrowings, subject to a minimum dollar requirement and upon proper notice.

Borrowings under the Term Loan Agreement bear interest at variable rates, including based on LIBOR or the administrative agent’s prime rate, in either case, plus a specified margin based upon the Company’s long-term debt rating in effect from time to time.

The Term Loan Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company must (1) limit its consolidated indebtedness as of the end of each fiscal quarter to no more than three and one-half times the Company’s consolidated net earnings before interest, taxes, depreciation, amortization, non-cash charges and expenses and certain other adjustments (“EBITDA”) during the period of four fiscal quarters then ended, and (2) maintain EBITDA of at least three times its consolidated interest expense as of the end of each fiscal quarter for the period of four fiscal quarters then ended. In each case, the Term Loan Agreement provides for the calculation of EBITDA giving pro forma effect to acquisitions and dispositions during the period to which such calculation relates.

The Term Loan Agreement is unsecured. However, subject to certain exceptions, all material domestic subsidiaries of the Company, in addition to all subsidiaries of the Company that from time to time guaranty the notes issued pursuant to the Indenture, dated as of November 20, 2007, among the Company, the Company’s subsidiaries party thereto as guarantors and U.S. Bank National Association, as trustee, and/or the loans under the Revolving Credit Agreement, will unconditionally guarantee the obligations arising under the Term Loan Agreement.

The Term Loan Agreement also contains customary events of default. If an event of default under the Term Loan Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Term Loan Agreement to be immediately due and payable. In addition, if the Company or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Term Loan Agreement will automatically become immediately due and payable.

Amendment to Revolving Credit Agreement

On October 25, 2013, the Company entered into Amendment No. 1 to Amended and Restated Credit Agreement (the “Amendment”) among the Company and the financial institutions party thereto, which Amendment amended the Revolving Credit Agreement to conform certain of its terms to those in the Term Loan Agreement and to extend its maturity to October 25, 2018. The Company intends to continue to use the proceeds of the revolving credit facility under the Revolving Credit Agreement for general corporate purposes.

The foregoing descriptions of the Term Loan Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Term Loan Agreement and Amendment filed herewith as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On October 29, 2013, Fiserv, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2013. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

(4.1) Loan Agreement, dated as of October 25, 2013, among Fiserv, Inc. and the financial institutions party thereto.

(4.2) Amendment No. 1 to Amended and Restated Credit Agreement, dated as of October 25, 2013, among Fiserv, Inc. and the financial institutions party thereto.

The following exhibit is being furnished herewith:

(99.1)	Press Release of Fiserv, Inc., dated October 29, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: October 29, 2013	By:	/s/ Thomas J. Hirsch

Thomas J. Hirsch
Executive Vice President,
Chief Financial Officer, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Loan Agreement, dated as of October 25, 2013, among Fiserv, Inc. and the financial institutions party thereto.

4.2	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of October 25, 2013, among Fiserv, Inc. and the financial institutions party thereto.

99.1	Press Release of Fiserv, Inc., dated October 29, 2013 (furnished pursuant to Item 2.02 of Form 8-K).